UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ZIOPHARM ONCOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

ROBERT W. POSTMA WATERMILL ASSET MANAGEMENT CORP. JAIME VIESER HOLGER WEIS
(Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

WaterMill Asset Management Corp., together with the other participants named herein (collectively, “WaterMill”), has filed a definitive consent statement and accompanying WHITE consent card with the Securities and Exchange Commission to be used to solicit consents from shareholders of Ziopharm Oncology, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of four current members of the Board and the election of WaterMill’s three highly-qualified nominees.

Item 1: On November 5, 2020, WaterMill issued the following press release and letter to shareholders of the Company:

WaterMill Asset Management Sends Letter to Ziopharm Oncology Shareholders

Details the Incumbent Board’s History of Presiding Over Dismal Governance Practices, Numerous Commercial and Strategic Missteps, and Hundreds of Millions of Dollars in Value Destruction

Highlights That Chairman Scott Tarriff has Fostered an Anti-Shareholder Culture Defined by Dilutive Actions, Poor Investor Engagement, and a Misaligned Management Team

Urges Shareholders to Vote on the WHITE Consent Card to Reconstitute the Board with WaterMill’s Three Highly-Qualified and Independent Director Candidates

Warns Shareholders to Avoid Being Misled by Mr. Tarriff and his Allies, Especially Given That Their Last Self-Directed Board Refresh was Followed by a ~40% Share Price Decline

NEW YORK – NOVEMBER 5, 2020 (BUSINESSWIRE) – WaterMill Asset Management Corp. (together with its affiliates, “WaterMill” or “we”), which collectively with the other participants in its consent solicitation beneficially owns approximately 3.3% of the outstanding shares of Ziopharm Oncology, Inc. (NASDAQ: ZIOP) (“Ziopharm” or the “Company”), today issued the below letter to shareholders in support of the proposals included in its definitive consent statement filed with the U.S. Securities and Exchange Commission on October 30, 2020. Notably, WaterMill has put forth proposals to reconstitute Ziopharm’s Board of Directors, including a proposal to remove four incumbent directors and a proposal to elect three highly-qualified and independent nominees: Robert Postma, Jaime Vieser, and Holger Weis.

We are asking shareholders to consent to all of our proposals by voting on the WHITE consent card. We urge shareholders to sign, date, and return their WHITE consent card today. Please return each and every WHITE consent card received. Do not return any green revocation card (even as a protest vote).

Please note that important information pertaining to WaterMill’s campaign, including the below letter, is available at www.FixZiopharm.com.

***

November 5, 2020

Fellow Shareholders:

WaterMill Asset Management Corp. (together with its affiliates, “WaterMill” or “we”) invested in Ziopharm Oncology, Inc. (“Ziopharm” or the “Company”) because we believe in the innovation and science behind the Company’s immuno-oncology platform. Like many of you, we have spent years investing in the biotechnology sector and understand that considerable patience is required on the road to value creation. This is why we have never before engaged in an “activist campaign” and strive to maintain cordial, productive relationships with corporate leadership teams. Unfortunately, we have been forced to deviate from our long-preferred posture due to the extraordinarily anti-shareholder actions and value-destructive reign of Ziopharm’s Board of Directors (the “Board”).

After assessing the various ways in which we could potentially catalyze change at Ziopharm, we determined that it was in the best interest of all shareholders for WaterMill to launch a consent solicitation to reconstitute the Board in a pragmatic and targeted manner. This is why we are soliciting shareholder support to remove four incumbent directors – Scott Braunstein, J. Kevin Buchi, Elan Z. Ezickson, and Scott Tarriff – and elect three highly-qualified and independent individuals – Robert Postma, Jaime Vieser, and Holger Weis – who we believe possess the type of business acumen and strategic vision that has been lacking in the boardroom for far too long.

In our view, a seven-member Board that includes four of the incumbents and all three of our director candidates will have the ideal mix of institutional knowledge, industry expertise, commercial intensity, and meaningful ownership perspectives. We believe a Board that is truly focused on running Ziopharm like a high-potential business can finally establish value-enhancing partnerships, line up appropriate financing sources, incentivize the right management team, and reverse the Company’s five-year tailspin. These are the types of outcomes that will benefit all of Ziopharm’s stakeholders, ranging from shareholders and employees to patients and caregivers.

THE CASE FOR MEANINGFUL, SHAREHOLDER-DRIVEN CHANGE ATOP ZIOPHARM IS CRYSTAL CLEAR

Since Chairman Scott Tarriff and Chief Executive Officer Laurence Cooper joined Ziopharm in 2015, we contend that shareholders have been systemically disregarded and deprioritized. This is evidenced by the Company’s negative total shareholder returns (“TSR”) and staggering underperformance over several time horizons:

	1-Year TSR*	3-Year TSR*	5-Year TSR*
Ziopharm	-39.31%	-52.43%	-76.28%
S&P 500	18.50%	44.63%	90.33%
Russell 3000	19.18%	43.19%	87.84%
SPDR S&P Biotech ETF	52.53%	39.17%	83.19%

*Source: Bloomberg (TSR figures reflect share price and performance up until October 15, 2020, which is the day before WaterMill filed its preliminary consent statement).

We believe it is critical for shareholders to see through Ziopharm’s brazenly misrepresentative investor communications and realize that value has eroded at an even faster pace following the Company’s self-directed Board refreshment in 2018. In fact, Ziopharm’s share price is down nearly 40% over the past twelve months alone.1 Mr. Tarriff and Dr. Cooper apparently chose to ignore this fact in their November 2nd letter that claims “Ziopharm continues to drive value with fresh Board perspectives.”2 We question how shareholders can have any faith in Ziopharm’s current leadership when it is so willing to disseminate consultant-manufactured spin and disregard shareholder suffering.

Although the incumbent Board has signaled its intent to distort and ignore reality, we feel shareholders deserve to be reacquainted with data and facts that underscore the need for expedited boardroom change:

•	The incumbent Board has repeatedly shown that it is unwilling to accept and address shareholder feedback.

o	A majority of voting shareholders withheld support for three directors – Mr. Braunstein, Mr. Ezickson, and Douglas Pagán – at this year’s annual meeting. Rather than engage with shareholders to finally commence a credible Board overhaul, Ziopharm allowed two of the aforementioned directors to retain their positions and replaced Mr. Pagán (Chief Financial Officer of Dicerna Pharmaceuticals, Inc.) with Mr. Buchi (Chairman of Dicerna Pharmaceuticals, Inc.). We question how it improves the Board’s damaged credibility and serves shareholders’ interests to replace Mr. Pagán – who clearly lost investors’ confidence – with one of his current bosses.

o	Long-term shareholders have suffered through sustained losses in recent years. In an apparent attempt to add insult to injury, Ziopharm asked shareholders to increase the Company’s authorized share count by 195 million shares at this year’s annual meeting. This dilutive, poorly-conceived proposal was voted down.

o	Instead of assuming accountability for the hundreds of millions of dollars destroyed during their tenures, Mr. Tarriff and Dr. Cooper boasted about purported accomplishments and hurled unsubstantiated smears at WaterMill in its November 2nd letter. We encourage shareholders to examine their insulting communication, which we believe reads like it was ghost written by individuals with no pulse on Ziopharm’s attentive and engaged investor base.

1 Ziopharm’s share price was $4.35 as of market close on October 15, 2019 and the Company’s share price was $2.64 as of market close on October 15, 2020 (the day prior to WaterMill filing a preliminary consent statement).

2 Press release entitled “Ziopharm Files Definitive Consent Revocation Statement and Sends Letter to Shareholders” issued on November 2, 2020.

•	The incumbent Board lacks alignment with shareholders and important ownership perspectives.

o	According to Ziopharm’s consent revocation statement, the Board paid out $1.84 million in total compensation to seven directors in the year ended on December 31, 2019. It underscores just how out of touch Ziopharm’s Board is that directors received an average compensation of more than $260,000. In our view, this represents egregious compensation for a small market capitalization company that has been going in the wrong direction for years.

o	WaterMill’s three-member slate, which collectively owns more than 3.3% of the Company’s outstanding shares, has a significantly larger ownership position than all eight of the incumbent directors combined. We question how shareholders can trust the Board to urgently correct years of underperformance when it is so misaligned and maintains such meager shareholdings.

•	The incumbent Board is plagued by what appears to be a troubling web of performance issues and interlocking relationships among directors.

o	Among Ziopharm’s incumbent directors, we have uncovered numerous instances of possible conflicts and overlap in Board service at other companies, including:

▪	Mr. Ezickson serves on the Board of Marinus Pharmaceuticals, Inc. (NASDAQ: MRNS), where fellow Ziopharm director Dr. Braunstein also serves as Chief Executive Officer and President.

▪	Since 2007, Mr. Tarriff has served as a director and the Chief Executive Officer at Eagle Pharmaceuticals, Inc. (“Eagle”) (NASDAQ: EGRX). The brother of Mr. Tarriff’s fellow Ziopharm director, Scott Braunstein, served on Eagle’s Board of Directors from July 2016 to November 2019.

▪	Since February 2012, Mr. Tarriff has also been a director on the Board of Synthetic Biologics, Inc. (NYSE: SYN), where shareholders have seen Synthetic Biologic’s stock drop from over $70 to less than $1. Ziopharm did not disclose this mark on Mr. Tarriff’s record in its November 2nd letter to shareholders.

▪	As noted, Mr. Pagán’s replacement on the Board – Mr. Buchi – is the Chairman of Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA), where Mr. Pagán also serves as Chief Financial Officer.

•	The incumbent Board has rewarded management with excessive and unjustifiable compensation as shareholders have endured unrelenting pain.

o	Ziopharm’s consent revocation statement notes that all of the Company’s eligible named executive officers received base compensation raises from 2018 to 2019. Dr. Cooper was rewarded with a 14.6% raise in his base compensation. All of this occurred despite the fact that the Company’s share price declined by more than 50% over the course of the year ended December 31, 2018.

o	In January 2019, the Board awarded restricted shares and options with a total equity value of more than $3 million to Dr. Cooper and three other executives. Once again, this was provided after the Company’s share price declined by more than 50% in 2018.

o	For performance in the year 2019, the Board determined that each member of the executive team met 100% of his individual objectives and paid out more than $1.5 million in bonuses. Dr. Cooper was showered with a more than $1 million bonus despite the fact that Ziopharm’s share price has dramatically declined over his tenure. We believe this excessively generous and misaligned compensation system reflects the low-bar objectives set by the Board and is symptomatic of the disease of poor boardroom stewardship.

•	The incumbent Board has championed dilutive actions and tolerated dismal business execution.

o	Since 2017, the Board has overseen multiple public offerings and private placements that have diluted existing shareholders by more than 50%. These share issuances were at prices significantly below the market and led to only $255 million raised.

o	Ziopharm has failed to accelerate the monetization of its attractive immuno-oncology assets, going on for years without a partnership that further validates the Company’s therapies and its commercial prospects. We feel the evidence of this failure is embedded within the Company’s beaten down shares – and the Board’s attempts to point to qualitative accomplishments does not change reality.

o	The Board and management have rewarded themselves with lofty compensation but have not invested in the type of transformative business development and commercialization talent that Ziopharm needs to completely or partially monetize assets.

•	The incumbent Board, under Mr. Tarriff’s leadership, has amassed an industry-worst governance profile.

o	One of the leading independent proxy advisory firms, Institutional Shareholder Services, Inc. (“ISS”), shares our view that the Board fosters anti-shareholder practices, as evidenced by its issuance of a score “9” (on a scale of 1-10, with “10” representing the highest governance risk) in its QualityScore Governance Profile Report. It is very unfortunate that this ISS assessment did not serve as a wakeup call to Mr. Tarriff, Dr. Cooper, and other incumbent directors that we believe are focused on their self-interests.

o	ISS recommended shareholders vote “WITHHOLD” with respect to the election of Mr. Braunstein to the Board at the 2020 Annual Meeting due to his service on more than three public company boards while also serving as Chief Executive Officer of a separate public company, noting that “[a] CEO cannot reasonably be expected to balance the responsibilities of serving on more than three public boards while also fulfilling full-time executive duties.”

o	In 2019, Mr. Ezickson attended less than 75% of Board and committee meetings. How can directors address investor concerns and effectively evaluate management with 75% participation? Effective boards of directors have strong, robust engagement from all members.

CHANGE ATOP ZIOPHARM IS NEEDED NOW – SHAREHOLDERS CANNOT AFFORD TO CONTINUE ROLLING THE DICE ON MR. TARRIFF AND THE INCUMBENTS

Ziopharm’s shares are currently trading near a ten-year low because leadership has failed to provide a credible path to unlocking value. To the contrary, it seems to us that Mr. Tarriff and Dr. Cooper only have a roadmap for enriching insiders at the expense of shareholders. We fear that another year under the incumbent Board’s leadership may lead Ziopharm toward a de-listing and joining the long list of biotechnology firms that have squandered their potential on route to becoming a penny stock. This is why we have taken the extraordinary action of running a consent solicitation and are seeking to facilitate targeted boardroom changes as quickly as possible.

Now that WaterMill has exposed Ziopharm’s contempt for shareholders and prioritization of insiders, we expect the Company and its growing army of high-priced external consultants – who are paid for with our capital – to continue attacking our slate and disseminating misrepresentations. We urge shareholders to see through the incumbent Board’s empty spin and reject any attempts to pass off cosmetic changes as substantive improvements. In our view, any reactionary moves announced by Ziopharm in the weeks to come will represent nothing more than self-preservation tactics and entrenchment maneuvers.

There is no need for shareholders to continue to roll the dice on Mr. Tarriff and the other three underperforming incumbent directors we are targeting. It is clear to us – and hopefully now other shareholders – that these individuals appear content to run Ziopharm like a rudderless non-profit organization. By removing these individuals and installing our slate of proven business and financial experts, we believe shareholders will finally have a Board that is capable of running the Company like a publicly-traded entity that is supposed to produce value for its shareholders.

OUR THREE-MEMBER SLATE OF DIRECTOR CANDIDATES IS ALIGNED, EXPERIENCED AND FULLY FOCUSED ON UNLOCKING VALUE

Although Ziopharm boasts it has “directors with diverse skills and experiences relevant to our industry and operations,” recent evidence suggests its Board is most skilled and experienced in presiding over rapid and significant value destruction. We also find it odd that Mr. Tarriff and Dr. Cooper are trying to score points with shareholders by saying they are “executing on the Company’s long-term strategy,” particularly in light of the fact that this so-called “strategy” has been a recipe for years of losses. Fortunately, our slate will not allow Ziopharm to continue bleeding cash, overpaying underperforming leadership, and wagering all of its remaining equity value on three partnerships that are yet to yield even a hint of value for shareholders.

We believe a properly reconstituted Board that includes our three director candidates will be able to oversee the implementation of a superior corporate strategy – one that leads to enhanced governance, improved financing decisions that serve shareholders’ best interests, and value-enhancing business development opportunities. Our slate’s business and financial acumen, commercial vision, and ownership perspectives are the ideal complement to the four Board members that we are not seeking to remove. Our slate includes:

Director Candidate	Relevant Experience	Notable Qualifications and Skills
Robert Postma

• Principal and founder of WaterMill Asset Management Corp.

• Four decades of experience investing across equity and fixed income markets

• Frequently analyzes, invests in, and engages with healthcare and biotechnology companies

• Sizable and long-term shareholder of Ziopharm

• Extensive knowledge of Ziopharm’s assets, governance, and financials

• Strong capital allocation acumen

• Valuable relationships with prospective industry and financial partners

Jaime Vieser

• Manager of Brushwood LLC, a private investment firm

• Previously Co-Founder and Chief Investment Officer of Castle Hill Asset Management LLC, a multi-billion dollar asset manager

• Former banker at Deutsche Bank AG and Bankers Trust Company

• Sizable and long-term shareholder of Ziopharm

• Deep understanding of Ziopharm’s assets, governance, and financials

• Strong and useful relationships with banks and prospective sources of capital

• MBA

Holger Weis

• Two decades of various c-level business and strategy roles at life science companies

• Currently Chief Financial Officer of PhenoTarget Biosciences, Inc.

• Co-author of several scientific papers and presentations

• Former Ernst & Young executive

• Deep knowledge of the biotech industry and operational, financial, and strategic planning practices

• Valuable expertise in financial management, planning, audits, and accounting

• Extensive knowledge of Ziopharm’s assets, governance, and financials

• Certified Public Accountant

In the weeks to come, we will release additional information pertaining to our slate and its strategic vision. We are committed to communicating with shareholders in a frequent and transparent manner in order to demonstrate how our slate will act and think upon entering the boardroom.

Please visit www.FixZiopharm.com and sign up for e-mail alerts in order to receive our updates.

Thank you for your support.

Robert Postma

Principal and Founder

WaterMill Asset Management Corp.

***

We urge Ziopharm shareholders to consent to all five proposals on the WHITE consent card today and return it in your postage-paid envelope provided. December 11, 2020 is our goal for the submission of written consents. Effectively, this means that you have until December 11, 2020 to consent to the proposals.

Should you have any questions or need assistance with voting, please contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

PROTECT YOUR INVESTMENT. SIGN, DATE AND RETURN YOUR FILLED OUT WHITE CONSENT CARD TODAY.

***

For Investors:

Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com

###

Item 2: Also on November 5, 2020, WaterMill posted the following materials to www.FixZiopharm.com:

Item 3: Also on November 5, 2020, WaterMill delivered the following material to Broadridge Financial Solutions, Inc.: